FIRST AMENDMENT TO 2015 CREDIT AGREEMENT

THIS FIRST AMENDMENT TO 2015 CREDIT AGREEMENT (the "Amendment") is dated as of the 14 day of December, 2018 (and shall be effective as of such date unless otherwise provided herein), by and between PATRIOT TRANSPORTATION HOLDING, INC., a Florida corporation (“Borrower”), and WELLS FARGO BANK, N.A., a national banking association ("Wells Fargo").

Preliminary Statement

A.                Borrower and Wells Fargo entered into that certain 2015 Credit Agreement dated as of January 30, 2015 (as amended, the "Credit Agreement"), whereby Wells Fargo extended a revolving credit facility (including letter of credit sub-facility) for the benefit of Borrower.

B.                 Borrower has requested Wells Fargo to renew, increase and extend the expiration date of such revolving credit facility, and Wells Fargo has agreed to do, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties agree that the Credit Agreement is hereby amended as follows:

Article 1.                 General Applicability of Credit Agreement

1.1.            Certain Defined Terms.

(a)               As used in this Amendment, all terms defined and all abbreviations used in the Credit Agreement shall, when capitalized herein, have the same meanings and use in this Amendment, unless the context clearly indicates to the contrary.

(b)               The term "Agreement" as used in the Credit Agreement shall include this Amendment.

(c)               The term "Loan Documents," as defined in Section 1.1 of the Credit Agreement, shall hereafter include this Amendment and all acknowledgements, affidavits, certificates and other documents executed and delivered in connection with this Amendment (collectively, for convenience, the Amendment and such additional documents are sometimes herein called the "Additional Loan Documents").

(d)               The term “First Amendment Effective Date” shall mean December 14, 2018.

1.2.            Continuing Effect of Credit Agreement. Except as previously modified in writing and as further expressly amended and modified herein, the Credit Agreement, and the terms and provisions thereof, and each Loan Document described therein, shall remain unchanged and in full force and effect, and, except to the extent contradictory to or inconsistent with this Amendment, shall govern the Additional Loan Documents.

1.3.            Reaffirmation of Warranties and Representations. Borrower hereby reaffirms each of the warranties and representations made by Borrower to Wells Fargo in the Credit Agreement, as amended hereby, to the same extent and with the same force and effect as if fully restated in this Amendment.

1.4.            Waivers; Absence of Defenses. Borrower hereby warrants and represents that, as of the date hereof:

(a)               No Event of Default has occurred and is continuing under the Credit Agreement or any other Loan Document.

(b)               There exists no defense, claim, counterclaim or setoff whatsoever in favor of Borrower with respect to the obligations of Borrower under the Credit Agreement or any other Loan Document or, to the extent any such defense, claim, counterclaim or setoff may exist, it is hereby waived and released.

Article 2.                 Modifications of Credit Agreement

2.1.            The table included in the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

LEVEL	Leverage Ratio	Applicable Margin (basis points per annum)
		Base Rate	LIBOR[1]	Commitment Fee
I	>=.45 to .55	100.0	150.0	14.40
II	>=.35 to <.45	75.0	125.0	11.45
III	<.35	25.0	100.0	8.60

2.2.            The definition of “Commitment Termination Date” in Section 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Commitment Termination Date” shall mean the earliest of (i) December 13, 2023, (ii) the date on which the Revolving Commitment is terminated pursuant to Section 2.8 or (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

2.3.            The last sentence of the definition of “Indebtedness” in Section 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“The Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor, and (ii) exclude any operating leases required to be classified as debt under GAAP.”

2.4.            The definition of “Revolving Commitment” in Section 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Revolving Commitment” shall mean the obligation of the Lender, subject to the terms and conditions hereof, and notwithstanding the face amount of the Revolving Credit Note, to make Revolving Loans to or for the account of the Borrower in an aggregate principal amount not exceeding $35,000,000; provided, however, that Borrower may at any time and from time to time request an increase of the Revolving Commitment to Fifty Million Dollars ($50,000,000) by providing written notice to Lender, which notice shall be irrevocable once given; provided further, that any such increase of the Revolving Commitment shall be subject to the prior written approval of Lender, which may be granted or withheld by Lender in its sole and absolute discretion. Effecting an increase in the Revolving Commitment is subject to the following conditions precedent: (x) no Event of Default (as defined herein), and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist, (y) the representations and warranties made or deemed made by the Borrower in this Agreement and the other Loan Documents shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date), and (z) if requested, Lender shall have received copies certified by the Secretary or Assistant Secretary of Borrower of all corporate action taken by Borrower to authorize such increase and the borrowing of Revolving Loans thereunder, in form and substance satisfactory to Lender. In the event Lender shall approve Borrower’s request for an increase in the Revolving Commitment, Borrower shall execute and deliver such documents and agreements as Lender shall reasonably require. Any additional credit extended by Lender as a result of an approved increase in the Revolving Commitment shall be secured by, and entitled to the benefits of, the guaranties made by the Guarantors, and the Guarantors shall so reaffirm at the time of, and as a condition precedent to, any such increase in the Revolving Commitment.”

2.5.            Section 2.22 of the Credit Agreement is hereby amended to read in its entirety as follows:

Section 2.22 Letter of Credit Commitment

. Subject to the terms and conditions set forth herein and provided no Default exists, the Lender agrees to issue Letters of Credit from time to time during the Availability Period; provided, however, that (a) no Letter of Credit shall have a stated expiration date later than five (5) New York Business Days prior to the Commitment Termination Date, as it may be extended, (b) the aggregate Available Amount of all Letters of Credit outstanding at any time shall not exceed the lesser of (i) $10,000,000.00 and (ii) the difference between the Revolving Commitment and the Revolving Credit Exposures of the Lender.

2.6.            Section 5.6 of the Credit Agreement is hereby amended to read in its entirety as follows:

Section 5.6 Books and Records

. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP. If at any time any change in GAAP would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in GAAP.

2.7.            Section 6.3 of the Credit Agreement is hereby amended to read in its entirety as follows:

Section 6.3 Tangible Net Worth. The Borrower will, at all times, maintain a Tangible Net Worth of not less than $40,000,000, with such minimum Tangible Net Worth (i) to increase as of the end of each fiscal year, commencing September 30, 2018, by an amount equal to thirty-three and four-tenths of one percent (33.4%) of Borrower’s positive net income for the fiscal year then ending, and (ii) to decrease by an amount equal to the lesser of (x) aggregate dividends paid from time to time by the Borrower from and after the First Amendment Effective Date, and (y) $13,500,000. This covenant shall be tested quarterly. “Tangible

Net Worth” shall mean Consolidated Net Worth, provided that the aggregate amount of any intangible assets, including, without limitation, merchant contracts, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets.

Article 3.                 Miscellaneous

3.1.            Closing Costs and Expenses. The modifications contemplated in this Amendment, including the execution, delivery and, where applicable, the recording of the Additional Loan Documents, will be made without expense to Wells Fargo. Borrower agrees to pay all expenses incurred by Wells Fargo incidental to the closing of all of the transactions contemplated herein, including reasonable fees of attorneys employed by Wells Fargo, taxes (including any interest and penalties) whether originally thought to be due or not, and recording fees, if any.

3.2.            Authorization. Borrower shall execute and deliver reasonably satisfactory evidence to Wells Fargo that all Additional Loan Documents executed by such party have been validly and duly executed, that the execution and delivery of such documents is properly authorized, and that such Additional Loan Documents are enforceable against such parties in accordance with their respective terms.

3.3.            Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered, and their respective seals affixed, effective the day and year first above written.

WELLS FARGO BANK, N.A., a national banking association By: Name: John B. Duce, III Its: Vice President ("Wells Fargo")	PATRIOT TRANSPORTATION HOLDING, INC.., a Florida corporation By: Name: Matthew C. McNulty Title: Vice President and Chief Financial Officer ("Borrower")

[1] Applies to both Daily One Month LIBOR Loans or Eurodollar Loans.